UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 2, 2020
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001	GCAP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On January 2, 2020, GAIN Capital Holdings, Inc. (the “Company”) delivered written notice to Barclays Bank PLC (“Barclays”) to terminate that certain Credit Agreement, dated August 2, 2017 (the “Credit Agreement”), among the Company as borrower, Barclays, as administrative agent, collateral agent, arranger and documentation agent, Sterling National Bank as joint bookrunner, and the other lenders party thereto.

The Credit Agreement provided for a U.S. $50,000,000 senior secured first lien revolving credit facility to be made available upon the terms and conditions set forth therein. While the Company is in compliance with the various covenants contained in the Credit Agreement, due to the terms of the financial covenants contained therein, it is not currently permitted to draw under the facility. In light of the foregoing, coupled with the Company’s lack of significant utilization of the facility and the upcoming expiration of the facility under its terms in August 2020, the Company has determined for prudent cost management reasons to terminate the facility at this time.

The notice was delivered pursuant to Section 2.09(a) of the Credit Agreement, and terminates the facility effective as of January 13, 2020. There are no amounts outstanding under the facility and the Company did not incur any material early termination penalties as a result of the termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2020
GAIN Capital Holdings, Inc.

By: /s/ Diego A. Rotsztain
Name: Diego A. Rotsztain
Title: General Counsel and Secretary